UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 12, 2005
EGL, Inc.
(Exact Name of registrant as specified in its charter)
Texas
(State or other jurisdiction of incorporation)

000-27288	76-0094895
(Commission File Number)	(IRS Employer Identification No.)
15350 Vickery Drive, Houston, Texas 77032
(Address of principal executive offices) (Zip Code)
(281) 618-3100
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into Material Definitive Agreement
Item 1.02 Termination of a Material Definitive Agreement
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     On October 12, 2005, EGL, Inc., a Texas corporation (the “Company”), entered into a note purchase agreement (the “Note Purchase Agreement”) providing for the issuance and sale of $100 million aggregate principal amount of floating rate, senior secured notes due October 12, 2012 (the “Notes”) to the purchasers named therein. Banc of America Securities LLC acted as placement agent for this offering. The issuance and sale of the Notes was made, and any resale of the Notes purchased by Banc of America Securities LLC will be made, pursuant to one or more exemptions from the registration requirements of the Securities Act of 1933.
     On October 12, 2005, the Company used the proceeds from the sale of the Notes to repay the amounts outstanding under its $100 million bridge loan facility established by an agreement (the “Bridge Loan Agreement”) dated as of September 30, 2005, among the Company and the other parties thereto. The Bridge Loan Agreement was entered into in connection with the Company’s modified Dutch auction self-tender offer to purchase up to 9,615,000 shares of its common stock, par value $0.001 per share (the “Tender Offer”). The Bridge Loan Agreement was terminated upon repayment.
     The Notes are guaranteed by all of the Company’s existing and future direct and indirect domestic subsidiaries and are secured by:
•	all of the Company’s present and future shares of capital stock of (or other ownership or profit interests in) each of its present and future subsidiaries (limited, in the case of certain material first-tier foreign subsidiaries, to a pledge of 65% of the capital stock of such subsidiaries);

•	all of the Company’s and each of its domestic subsidiaries’ present and future property and assets; and

•	all proceeds and products of the property and assets described above.
     The Notes rank pari passu in right of payment with the Company’s obligations under its Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”) dated as of September 30, 2005, and the obligations of the Company’s guarantor subsidiaries to guarantee the Company’s obligations under the Note Purchase Agreement rank pari passu in right of payment with their guarantees in respect of the Amended and Restated Credit Agreement.
     Interest on the Notes will accrue at a floating rate per annum equal to 1.65% plus LIBOR for the applicable interest period. Interest periods are defined as the three month period commencing on the closing date and each successive three month period thereafter. Interest on the Notes is payable quarterly in arrears on the last day of each interest period.
     Under the Note Purchase Agreement, the Company is subject to various covenants, including, among others, the following:
•	a requirement that the Company maintain, on a rolling four-quarter basis, a ratio of Consolidated Net Debt to Consolidated EBITDA (each as defined in the Note Purchase Agreement ) of not greater than 3.5 to 1.0;

•	a requirement that the Company maintain, on a rolling four-quarter basis, a ratio of Consolidated EBIT to Consolidated Interest Expense (each as defined in the Note Purchase Agreement ) of at least 2.5 to 1.0;

•	a requirement that the Company have, at all times, a ratio of (x) book accounts receivable of the Company and certain of its subsidiaries to (y) Consolidated Net Debt (as defined in the Note Purchase Agreement ) of at least 1.1 to 1.0;

•	a requirement that the Company not, at any time, permit the aggregate amount of all Priority Debt (as defined in the Note Purchase Agreement) to exceed 10% of its Consolidated Net Worth (as defined in the Note Purchase Agreement) as of the most recently ended fiscal quarter; and

•	limitations on, among other things, liens, asset sales, dividends and stock redemptions, investments and acquisitions, transactions with affiliates and consolidations and mergers.
     The Note Purchase Agreement contains customary events of default. If a default occurs and is continuing, the Notes then outstanding shall (either automatically or by declaration of the holders of more than 50% of the principal amount of Notes then outstanding, depending upon the circumstances resulting in the default) become immediately due and payable. If an event of default occurs and is continuing because the Company failed to pay principal, interest or other amounts due and payable on the Notes, then any Note holder may declare all of the Notes held by it to be immediately due and payable.
     Banc of America Securities LLC (“Banc of America Securities”) and certain of its affiliates or predecessors have in the past performed, and may in the future from time to time perform, investment banking, advisory, general financial and commercial services for the Company and its subsidiaries, for which they have in the past received, and may in the future receive, customary fees and reimbursement of expenses. Banc of America Securities acted as dealer manager for the Tender Offer and as sole lead arranger and book manager under the Amended and Restated Credit Agreement. Bank of America, N.A., an affiliate of Banc of America Securities, is a lender and the administrative agent under the Amended and Restated Credit Agreement. Banc of America Mezzanine Finance LLC, also an affiliate of Banc of America Securities, was the lender and administrative agent under the Bridge Loan Agreement.
     The Note Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(c)	Exhibits
10.1	Note Purchase Agreement dated as of October 12, 2005, among EGL, Inc. and the purchasers named therein.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 13, 2005	EGL, INC.

	By:	/s/ Elijio V. Serrano

Elijio V. Serrano Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit
10.1	Note Purchase Agreement dated as of October 12, 2005, among EGL, Inc. and the purchasers named therein.